Exhibit (10)(a)


                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information and to the incorporation by reference of our report dated August 15, 2003 in this Registration Statement (Form N-1A No. 002-78309) of UBS RMA Money Market Portfolio and UBS RMA U.S. Government Portfolio (two of the Funds comprising UBS RMA Money Fund Inc.), UBS RMA Tax-Free Fund Inc., UBS RMA California Municipal Money Fund and UBS RMA New York Municipal Money Fund (two of the Funds comprising UBS Managed Municipal Trust) and UBS RMA New Jersey Municipal Money Fund (the sole Fund comprising UBS Municipal Money Market Series).




                                              ERNST & YOUNG LLP


New York, New York
August 25, 2003